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                                     U.S. OFFICE PRODUCTS COMPANY
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For immediate release - May 5, 1998  Release No. 98-012


U.S. OFFICE PRODUCTS COMPANY         Contact:  Donald H. Platt
(NASDAQ - "OFIS")                              U.S. Office Products
                                               (202) 339-6700 or (800) 330-6347
                                               or Edelman Financial
                                               Silvia Rosselli (Media)
                                               (212) 704-8217



              U.S. OFFICE PRODUCTS COMMENCES CASH TENDER OFFERS
                        FOR CONVERTIBLE NOTES DUE 2003


Washington, D.C., May 5, 1998 - U.S. Office Products Company (NASDAQ: OFIS) today announced that it is commencing cash tender offers for its outstanding 5-1/2% Convertible Subordinated Notes due 2003 (the "2003 Notes"). The tender offers begin today, Tuesday, May 5, 1998.

As previously announced, U.S. Office Products Company ("USOP") is offering to purchase the 2003 Notes at a price of 94.5% of the principal amount plus accrued and unpaid interest. The Company said that is has approximately $230 million aggregate principal amount of the 2003 Notes outstanding. The Company is making separate offers to holders of 2003 Notes held in registered form in the United States (the "U.S. Offer") and to holders of 2003 Notes originally issued to non-U.S. persons and held in bearer form (the "International Offer"). The U.S. Offer and the International Offer are being made through separate offer materials, which the Company began distributing today. The terms of the offers are described more fully in such materials. This offer is one of a series of financing transactions that USOP is undertaking in connection with its previously announced strategic restructuring plan.

The U.S. Offer will expire on Wednesday, June 3, 1998, at 5:00 p.m., New York City time. The International Offer will expire on Wednesday, June 3, 1998 at 3:00 p.m., London time.

BancAmerica Robertson Stephens is acting as the dealer manager and MacKenzie Partners, Inc., is acting as the information agent for the U.S. Offer. BA Robertson Stephens International Limited is acting as the dealer manager for the International Offer.

This press release shall not constitute an offer to purchase or the solicitation of an offer to purchase nor shall there be any purchase of any 2003 Notes in any state in which such offer, solicitation or purchase would be unlawful prior to registration or qualification under the securities laws of any such state.

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USOP is one of the fastest growing suppliers of a broad range of office products and business services to corporate, commercial, industrial and educational customers. USOP operates in the United States, as well as in New Zealand, Australia, Canada and the United Kingdom, selling a full range of more than 34,000 office and educational products an services to its customers. USOP also owns Mail Boxes Etc. ("MBE"), the largest franchiser of business communication and postal service center, with approximately 3,600 centers operating worldwide, and with master licensing arrangements in place for the development of MBE business centers in 58 countries around the world. MBE centers are owned and operated by licensed franchisees of MBE or its master licensees. On January 13, 1998, USOP announced the adoption by its Board of Directors of a strategic restructuring plan that includes the spin-off to USOP stockholders of its educational supplies, print management, technology solutions and travel services divisions, the equity self-tender offer, and the purchase by an affiliate of an investment fund managed by Clayton, Dubilier & Rice, Inc. of an equity interest in the restructured USOP for a price of $270 million. The Company expects the restructuring transactions to be completed in the second calendar quarter of 1998.

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This press release included "forward looking statements" that involve uncertainties and risks. There can be no assurance that actual results will not differ materially from the Company's expectations. Factors that could cause such differences include the effects and the timing of the Company's strategic restructuring plan and other risks described in the Company's definitive Proxy Statement filed April 30, 1998 with the SEC, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its other filings with the SEC.

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